Where Food Comes From, Inc. 8-K

EXHIBIT 99.1

September 4, 2014	OTCQB: WFCF

Where Food Comes From®, Inc. Strengthens Balance Sheet with $500,000 Bank Line of Credit and
$1.8 Million Private Placement of Common Stock

CASTLE ROCK, Colo. – Where Food Comes From, Inc. (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), the most trusted resource for third-party verification of food production practices, today announced it has strengthened its balance sheet with the addition of $1.8 million in equity capital and a $0.5 million revolving line of credit.

The Company sold 900,000 shares of restricted common stock to two accredited investors for $1.8 million in a private, non-brokered transaction with no fees. The Company subsequently closed on a $500,000 revolving line of credit with Castle Rock Bank. The line carries an interest rate of 3.75% and will replace the Company’s 5.75%, $200,000 term financing with Great Western Bank, which is being retired.

“Our new credit line is larger and carries a more favorable interest rate than our prior line,” said John Saunders, Chairman and CEO of Where Food Comes From. “The new line and equity infusion have more than doubled our borrowing power and cash/cash equivalents balance, giving us more flexibility to respond quickly to general growth opportunities and to advance our M&A strategy. We appreciate the confidence our new investors are showing in our business prospects.”

About Where Food Comes From, Inc.

Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s trusted resource for third party verification of food production practices. The Company supports more than 10,000 farmers, ranchers, processors, retailers and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, and Validus Verification Services units. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Go to www.wherefoodcomesfrom.com for additional information.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about growth opportunities and advancing the Company’s M&A strategy are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044